Exhibit 99.1

           ALTIGEN POSTS RECORD REVENUE FOR FISCAL FIRST QUARTER 2006

     - Company Achieves Record Quarterly Revenue

     - Ships 36% More Systems Over Previous Year

    FREMONT, Calif., Jan. 25 /PRNewswire-FirstCall/ -- AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems today reported its financial results for the Company's first quarter
of fiscal 2006, ended December 31, 2005.   Revenue for the first quarter of
fiscal 2006 was $4.4 million compared to $4.3 million a year ago, and $4.2 million in the previous quarter.

    AltiGen's first quarter 2006 earnings results furnished in today's announcement exclude the effects of the Company's adoption of SFAS No. 123R, Share-Based Payment, which requires the expensing of equity-based compensation programs. Excluding the effects of stock compensation expense, non-GAAP net profit for the first quarter of fiscal 2006 was $42,000 or $0.00 per share, compared to $342,000 or $0.02 per share a year ago, and a net profit of $313,000 or $0.02 per share in the previous quarter on a GAAP basis.

    The Company will provide details of the effects of stock compensation expense in its upcoming 10-Q quarterly report for the first quarter of 2006 filed with the Securities and Exchange Commission. Currently, the Company anticipates stock options expense for the first quarter of fiscal 2006 of approximately $200,000 to $300,000, or $0.01 to $0.02 per share, which would result in a net loss on a GAAP basis for the first quarter.

    "AltiGen's record quarterly results reflect our strategy to extend and deepen our addressable markets," said Gilbert Hu, President and CEO of AltiGen. "Furthermore, the number of systems we shipped grew 36% over last year and underscores the progress that we have made. Our strategy is allowing us to increase market share and accelerate the expansion of our installed base, which should also become a new source of revenue going forward. In addition, we continue to bring innovative products to market to deepen our penetration. Our newest product, the IP 710 phone has been well-received by customers and was also recognized in the industry with INTERNET TELEPHONY(R) magazine's 2005 Product of the Year Award."

    Mr. Hu concluded, "With strong financials and revenue momentum, we are now ready to embark on the next phase of growth for the Company. We plan to move aggressively to expand our reach in targeted vertical markets through partnerships both domestically and internationally. Moreover, we remain committed to investing to fortify our technology portfolio in order to capitalize on additional markets. We are excited about the positive pace of business and we are moving quickly to take advantage of opportunities for growth."

    Phil McDermott, AltiGen's CFO, stated, "We are pleased to deliver our best-ever quarterly revenue. Our financial position remains strong, with $9.3 million in cash and short-term investments at the end of the quarter, and no long-term debt. This is consistent with our plan to grow profitably."

    The Company will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, January 25, 2006 to discuss the Company's results of operations for the first quarter. Dial 800-540-0559 to listen in to the call. A live Webcast will also be made available at www.altigen.com and will also be archived for 90 days at this URL.

    About AltiGen Communications
    AltiGen Communications, Inc. is a leading manufacturer of VoIP telephony solutions. The company designs, manufactures and markets advanced, IP-PBX telephone systems and IP call centers that leverage both the Internet and the public telephone network. These products enable an array of applications that take advantage of the convergence of voice and data communications to achieve superior business results. AltiGen Communications products are available from independent authorized resellers and strategic partners. AltiGen's AltiServ(TM) family of telephony solutions has been recognized for excellence with more than 40 industry awards since 1996. Focused on the small to mid sized and multi-site businesses, AltiGen customers benefit from integrated solutions that protect their existing investments, while providing new ways to be more competitive, productive and to save money. AltiGen is a Microsoft(R) Certified Gold ISV Partner.

    For more information, call 1-888-ALTIGEN or visit the Web site at www.altigen.com.

    Safe Harbor Statement
    This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding variation of actual stock options expense from our estimates, the continued market acceptance of our Voice over IP telephone systems and call center solutions in the small to midsize marketplace, our continued ability to increase market share and accelerate the expansion of our installed base, the continued positive market response to our new IP 710 phone, our ability to successfully expand our reach in targeted vertical markets through partnerships and our ability to continue growing profitably. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to the Company's most recent Annual Report on form 10K dated September 30, 2005. AltiGen assumes no obligation to update the forward-looking information contained in this press release.

                          AltiGen Communications, Inc.
                 Condensed Consolidated Statements of Operations
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                           First Quarter Ended
                                               December 31
                                           -------------------
                                           FY 2006    FY 2005
                                           --------   --------
Net Revenue                                $  4,403   $  4,275
Gross profit                                  2,397      2,608

Research and development                        927        822
Selling, general & administrative             1,501      1,476
Deferred stock compensation                      --         --

Operating profit (loss)                         (31)       310

Interest and other income, net                   73         42

Net profit (loss) before tax                     42        352

Provision for income tax                         --         10

Net income (loss) after tax                $     42   $    342


Basic and diluted net profit (loss)
 per share                                 $   0.00   $   0.02

Weighted average shares outstanding
    Basic                                    14,842     14,459
    Diluted                                  14,842     15,797

                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)

                                      December 31,   September 30,
                                          2005           2005
                                      ------------   -------------
Cash and cash equivalents             $      4,896   $       3,963
Short-term investments                       4,364           5,459
Accounts receivable, net                     2,196           1,957
Inventories                                  1,303             965
Other current assets                           178             148
Net property and equipment                     600             522
Other long-term assets                         312             321
Total Assets                          $     13,849   $      13,335

Current liabilities                   $      2,736   $       2,359
Long-term liabilities                 $        239   $         258
Stockholders'  equity                       10,874          10,718

Total Liabilities and Stockholders'
 Equity                               $     13,849   $      13,335

SOURCE  AltiGen Communications, Inc.
    -0-                             01/25/2006
    /CONTACT: Phil McDermott, CFO of AltiGen Communications, Inc., +1-510-252-9712, or pmcdermott@altigen.com; or Jason Golz, jgolz@fd-us.com, or Quynh Nguyen, both Investor Relations of Financial Dynamics, +1-415-439-4532, for AltiGen Communications, Inc./
    /Web site:  http://www.altigen.com /